Exhibit 10.1

Executive Service Agreement

Peabody Energy Australia Coal Pty Limited

Eric Ford

Executive Service Agreement

Details		4

Agreed terms		5

1.	Defined terms & interpretation	5

1.1	Defined terms	5
1.2	Interpretation	6

2.	Employer	6

3.	Commencement Date and Termination of PEC Agreement	6

4.	Term	7

5.	Reporting	7

6.	External Activities	7

7.	Application of Australian minimum standards of employment	7

8.	Continuity of service	7

9.	Principal place of work	8

10.	Remuneration	8

10.1	Base Salary	8
10.2	Superannuation	8
10.3	Annual Bonus	8
10.4	Long-Term Incentive Plan:	9

11.	Intellectual Property Rights	9

12.	Privacy Statement	9

13.	Termination of Employment	10

13.1	Notice of Termination	10
13.2	Payment of Accrued Obligations	10
13.3	Additional payment of benefits upon Retirement	10
13.4	Additional payment of Benefits in the case of Termination by the Company without Cause or Termination by you for Good Reason	11
13.5	Voluntary Termination by You and Termination for Cause	12
13.6	Termination for Disability	12
13.7	Benefits payable upon Death	13
13.8	No Further Notice or Compensation or Damages	13
13.9	Your Duty to Provide Materials	13

14.	Expenses Reimbursement	13

15.	Deduction from Employee’s Payments	13

16.	Tax Return Preparation	14

17.	Nondisclosure of Confidential Information; Non-Competition; Non-Solicitation	14

17.1	Definition of Confidential Information	14
17.2	Requirement of nondisclosure	14

Executive Service Agreement | page 2

17.3	Consideration for nondisclosure; Non-competition; Non-solicitation	14
17.4	An entity in competition with the Company	14
17.5	Agreement of Executive	15

18.	Dispute Resolution	15

19.	Governing Law	16

20.	Notices	16

21.	Severability	16

22.	Assignment	16

23.	Amendment	17

24.	Beneficiaries; References	17

25.	Effect on Prior Agreements	17

26.	Withholding	17

27.	Survival	17

28.	Counterparts	17

Appendix A – Benefits and entitlements		18

1.	Annual Leave	18

2.	Long Service Leave	18

3.	Personal/Carer’s Leave	18

4.	Novated Vehicle	18

5.	Company Issued Equipment	18

6.	Compassionate Leave	19

7.	Jury Service Leave	19

8.	Parental Leave	19

9.	Public Holidays	19

10.	Employee Benefit Programs, Plans and Practices; Perquisites	19

11.	Medical	19

12.	Life Insurance	19

The Company will endeavour to provide you with life insurance coverage procured in Australia in the amount of $1,000,000.		19

13.	Working Arrangements	20

14.	Safety	20

15.	Consent to Drug and Alcohol Testing	20

16.	Performance Reviews	20

Signing page		21

Executive Service Agreement | page 3

Details

Date	1 April 2012

Parties

Name	Peabody Energy Australia Coal Pty Limited
ACN	001 401 663
Short form name	the Company

Name	Eric Ford
Short form name	You

Background

A	You are currently employed by Peabody Energy Corporation (PEC) as Executive Vice President and Chief Operating Officer pursuant to a Restated Employment Agreement dated 31 December 2008.

B	You have agreed to relocate to Australia and to be employed by the Company in the role of President—Australia and Managing Director.

C	Because you are relocating within the Peabody Energy Group you will have continuity of service for all purposes (including entitlements you have under the Australian National Employment Standards), on the basis of your entire history within the Peabody Energy Group. Furthermore your relocation will not trigger any payment of benefits under that certain Restated Employment Agreement between you and PEC dated 31 December 2008.

D	The Company acknowledges you will continue to serve as an officer of PEC.

Executive Service Agreement | page 4

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

In this agreement:

Cause means:

(a)	any material breach by you of the terms of this agreement;

(b)	any wilful fraud or dishonesty by you involving the property or business of the Peabody Energy Group;

(c)	a deliberate or wilful refusal or failure by you to comply with any major corporate policy of the Peabody Energy Group which is communicated to you in writing; or

(d)	your conviction of any crime or offence if such conviction results in your imprisonment.

Good Reason means:

(a)	a reduction by the Company in your Base Salary from that in effect immediately prior to the reduction (in which event the Severance Payment shall be calculated based on your Base Salary in effect immediately prior to any such reduction);

(b)	a material reduction in your target Bonus opportunity, maximum Bonus opportunity or Long-Term Incentive Award grant date value (including the maximum potential payout level for Performance Units to be determined in accordance with the performance matrix set forth in the Performance Units Agreement) used to establish Bonus or Long-Term Incentive Awards, respectively, from time to time, from those in effect immediately prior to any such reduction (in which event any portion of your entitlement to a severance benefit that relates to Bonus or Long-Term Incentive Awards shall be calculated based on the Bonus opportunity or Long-Term Incentive Award grant date value, as applicable, in effect immediately prior to any such reduction);

(c)	a material reduction in the aggregate program of employee benefits and perquisites to which you are entitled (other than a reduction that generally affects all executives);

(d)	relocation of your primary office by more than 80 kilometres from the location of your primary office in Brisbane, Australia;

(e)	any material diminution or material adverse change in your duties, responsibilities or reporting relationships;

(f)	a breach by the Company of a material provision of this agreement; or

(g)	a failure on the part of the Company to obtain a written assumption of its obligations under this agreement by a successor owner of substantially all of the Company’s assets in connection with a merger, consolidation, asset sale, liquidation, combination or other similar transaction.

Peabody Energy Group means PEC and its Related Bodies Corporate.

Restated Employment Agreement means your Restated Employment Agreement with PEC dated 31 December 2008.

Related Body Corporate and Associated Entity have the meanings given to those terms by the Corporations Act 2001 (Cth).

Executive Service Agreement | page 5

Retirement means your resignation in circumstances where you have made a decision to retire substantially from the Peabody Energy Group Workforce, and you have advised the Company in writing of that intention at least 30 days in advance of the effective retirement date.

Termination Date means the date your employment ends in any of the circumstances contemplated by clause 13 of this agreement.

1.2	Interpretation

In this agreement, unless the contrary intention appears:

(a)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(b)	a reference to includes or including must be construed without limitation;

(c)	a reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them;

(d)	a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

(e)	a reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing;

(f)	a reference to any thing is a reference to the whole or any part of that thing;

(g)	the singular includes the plural and vice versa;

(h)	a reference to a clause or schedule is a reference to a clause or schedule to this agreement and a reference to this agreement includes any schedules;

(i)	a reference to an instrument, a document or agreement, including this agreement, includes a reference to that instrument, document or agreement as novated, altered or replaced from time to time;

(j)	a reference to $ is a reference to Australian currency;

(k)	a reference to writing includes typewriting, printing, photocopying and any other method of representing words, figures or symbols in a permanent visible form; and

(l)	no provision of this agreement will be construed adversely against a party because that party was responsible for drafting the provision.

2.	Employer

You will be employed by the Company as President – Australia and Managing Director.

3.	Commencement Date and Termination of PEC Agreement

The commencement date of this agreement will be 1 April 2012. Simultaneously with the commencement of your employment with the Company, your Restated Employment Agreement and employment with PEC will terminate. You acknowledge and agree that because you are relocating and continuing employment within the Peabody Energy Group that the termination of your Restated Employment Agreement and your employment with PEC will not entitle you to any payment of benefits under the Restated Employment Agreement.

Executive Service Agreement | page 6

4.	Term

(a)	Unless terminated in accordance with this agreement, your employment will be for a term of two years commencing on the commencement date (Term).

(b)	On each day of the Term, the Term will be extended by one additional day unless your employment has been terminated in accordance with this agreement.

5.	Reporting

(a)	You will report to the Chairman and CEO of PEC in relation to all aspects of your role.

(b)	The Chairman and CEO of PEC may give you direction in relation to any aspect of your role.

(c)	You are expected to carry out the requirements of your role competently, diligently and in the best interests of the Peabody Energy Group and to devote your full business time and efforts to the performance of services, duties and responsibilities in connection with your role.

6.	External Activities

(a)	As long as you comply with PEC’s Code of Business Conduct and Ethics and other policies, you may engage in external activities which are not inconsistent with your employment. This may include charitable work, community affairs, the delivering of lectures, fulfilling speaking engagements or teaching at educational institutions. You may also maintain the management of investments made by you or your immediate family (provided that you are not substantially involved with the management or operation of the investment entity and provided also that you do not have investment in a publicly traded equity security of more than 5% of the equity of the entity without the prior written approval of the Chairman and CEO of PEC).

(b)	With the prior written approval of the Chairman and CEO of PEC, you may serve as a member of a Board of Directors or Trustee of any corporation or entity.

(c)	Approvals required from the Chairman and CEO of PEC pursuant to this clause must not be unreasonably withheld.

(d)	In all cases, your external activities must not materially interfere with the performance of your duties under this agreement.

7.	Application of Australian minimum standards of employment

As an Australian employee, you will be entitled to the minimum employment benefits applicable to your position under the Fair Work Act 2009. This includes leave entitlements and minimum notice and severance entitlements.

More detail about the standard benefits applicable to your position is set out in Appendix A, which forms part of this Agreement.

8.	Continuity of service

(a) You will have continuity of service for all purposes (including entitlements you have under the Australian National Employment Standards), on the basis of your entire history within the Peabody Energy Group.

Executive Service Agreement | page 7

(b)	Your relocation to Australia and employment with the Company does not and shall not trigger an obligation for PEC to provide you with a notice of termination or to provide you with any of the termination benefits in your Restated Employment Agreement.

9.	Principal place of work

(a)	Your principal place of work will be in the Company’s offices in Brisbane. You will be required to relocate your residence to Brisbane. The Company will be responsible for your reasonable relocation costs.

(b)	You acknowledge and agree that your relocation to Brisbane does not trigger the operation of clause 6.2(d)(iv) of your Restated Employment Agreement.

(c)	You will be required to undertake interstate and international travel as required to carry out your duties.

10. Remuneration

10.1	Base Salary

(a)	Your Base Salary is A$820,000 per annum.

(b)	Your salary will be paid in equal monthly instalments into your nominated bank account on approximately the 15th day of each month.

(c)	Your salary has been structured to include all factors associated with this appointment, including but not limited to hours of work and other allowances and conditions.

(d)	During your employment, your Base Salary will be reviewed in good faith, at least annually, in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives, and your Base Salary may increase following such review.

(e)	“Base Salary” for all purposes in this agreement is a reference to the Base Salary in effect at the relevant time.

10.2	Superannuation

(a)	The Company will make monthly contributions at the rate of 9% of your Base Salary into a complying superannuation fund for your benefit. This percentage includes any statutory amounts payable.

(b)	You may elect in writing to reduce your superannuation contribution and receive the amount of the reduction as additional cash compensation, as long as at all times you continue to receive at least the minimum contribution required to avoid the imposition of a superannuation guarantee charge under the Superannuation Guarantee Administration Act 1992. Normal PAYG tax will apply to additional cash compensation received in this way. The additional cash compensation will not be regarded as part of your Base Salary for the purpose of your Bonus or LTI, or, unless required by law, any other purpose.

10.3	Annual Bonus

(a)	You shall be eligible to receive an annual cash bonus (Bonus) in accordance with a program developed by PEC’s Board of Directors, based on achievement of performance targets established by the Compensation Committee and/or the Chairman and CEO of PEC as soon as practicable at or after the beginning of the calendar year to which the performance targets relate. Your target bonus opportunity for the 2012 fiscal year is 80% of your Base Salary. Your maximum Bonus opportunity for the 2012 fiscal year is 160%.

Executive Service Agreement | page 8

(b)	Your bonus opportunity will be reviewed in good faith from time to time in accordance with the Company’s customary procedures and practices regarding the bonus opportunities of senior executives, and may be adjusted following such review.

(c)	A Bonus award for any calendar year shall be payable at the time bonuses are paid to executive officers for such calendar year in accordance with the Company’s policies and practices, but in no event later than March 15 of the calendar year following the calendar year in which the Bonus is earned.

(d)	“Bonus” and “Bonus opportunity” for all purposes in this agreement is a reference to the bonus and bonus opportunity at the relevant time.

10.4 Long-Term Incentive Plan:

(a)	You will be eligible for participation in our Long-Term Incentive Plan (LTI Plan). The grant date value for your Long-Term Incentive Awards for the 2012 fiscal year is 275% of your Base Salary, which at the Company’s discretion may be delivered in Performance Units, other equity vehicles or some combination thereof.

(b)	Each annual grant will be governed by a separate grant agreement. In all cases the award of shares is subject to approval of the CEO and Chairman of PEC under a scheme approved by the Board of Directors of PEC, so the arrangements are subject to review.

(c)	The grant date value of your Long-Term Incentive Awards will be reviewed under this agreement in good faith from time to time in accordance with the Company’s customary procedures and practices regarding the long-term incentive awards of senior executives, and may be adjusted following such review.

(d)	All existing grants that you have under the LTI Plan as of the date of this agreement referable to your prior employment with PEC shall remain in full force and effect in accordance with their terms and shall not be affected by this agreement.

(e)	The LTI Plan sets out additional terms that are applicable to your participation in the LTI Plan. The LTI Plan is subject to variation.

(f)	“Long-Term Incentive Award” and “LTI Plan” for all purposes in this agreement is a reference to your grant date Long-Term Incentive Award value and the LTI Plan in effect at the relevant date.

11. Intellectual Property Rights

(a)	You agree that upon making any work, invention, discovery, or creating any copyright or intellectual property within the scope of your role, the rights associated with or comprised in such an invention, discovery or intellectual property are the property of the Company.

(b)	You will not, during your employment under this agreement or at any time after your employment is terminated, convey either directly or indirectly to any other person, firm or corporation without previous written consent of the Company any information relating to any work invention, discovery or intellectual property of which you become possessed in the course of your employment.

12. Privacy Statement

(a)

Certain personal information is collected by the Company about you that is necessary for the Company to effectively manage your employment. This information may be disclosed to third parties where reasonably required for reasons directly related to your employment.

Executive Service Agreement | page 9

All your personal information may be shared within the Peabody Energy Group where the use is reasonably related to your employment.

(b)	The information that you provide will not be disclosed to any other organisations or individuals unless required or authorised by law to do so, or unless you consent to this disclosure.

(c)	During the course of your employment, photographs of you may be taken and used for advertising/promotional purposes.

13. Termination of Employment

13.1 Notice of Termination

Except as otherwise specifically provided in this agreement, your employment may be terminated by you or by the Company for any reason at any time during the Term by written notice to the other party of at least thirty (30) days in advance of the date of termination of your employment. If the Company terminates your employment by giving written notice, it may elect to pay you in lieu of part or all of the notice period, in which case, unless otherwise agreed, the Termination Date will be the date that payment is made. The Company may also require you to take paid leave or to relieve you of some or all of your responsibilities during all or part of your notice period.

13.2 Payment of Accrued Obligations

If your employment is terminated for any reason during the Employment Term, then at a minimum the Company shall pay to you the following (Accrued Obligations):

(a) within five (5) business days following the Termination Date, a lump sum that includes:

(i)	your Base Salary payable up to the Termination Date but not yet paid to you.

(ii)	payment in respect of accrued but unused annual leave and long service leave entitlements as at the Termination Date.

(iii)	any benefits accrued under any of the Company’s employee benefit programs, plans and practices (other than LTI or Bonus Entitlements) on or prior to the Termination Date.

(b)	within 5 business days of an appropriate claim from you, any business expenses properly incurred by you and properly submitted for reimbursement before or within 90 days after the Termination Date.

(c)	on the first business day following the day which is 6 months from the Termination Date an amount of US$800,000 as a an Additional Lump Sum payment already accrued to you for services previously performed in the United States because you have remained employed within the Peabody Energy Group until age 55.

13.3 Additional payment of benefits upon Retirement

(a)	If your employment terminates due to your Retirement then, in addition to the Accrued Obligations you will be entitled to payment of the following (Bonus Entitlements):

(i)	if the employment termination date precedes the payment date for the Bonus earned during the calendar year immediately prior to the calendar year of employment termination, the Bonus you earned during the calendar year immediately prior to the calendar year of employment termination (Bonus); and

Executive Service Agreement | page 10

(ii)	a prorated bonus for the calendar year of termination of your employment, calculated as the Bonus you would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of business days that you were employed during the calendar year of termination and the denominator of which is the total number of business days during the calendar year of termination (Prorated Bonus).

(b)	Any Bonus Entitlements due under sub-paragraphs 13.3 (a)(i) or (ii) shall be payable when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the bonus is earned.

13.4	Additional payment of Benefits in the case of Termination by the Company without Cause or Termination by you for Good Reason

(a)	Any amounts due to you in connection with a termination of employment pursuant to this clause shall be computed without giving effect to any changes that give rise to Good Reason.

(b)	You will be deemed to have terminated your employment for Good Reason on the Termination Date only in the following circumstances:

(i)	circumstances have arisen which amount to a “Good Reason” within the meaning of the definition in Clause 1.1 (Good Reason Circumstances); and

(ii)	within 90 days of you becoming aware of Good Reason Circumstances, you have provided written notice to the Company of the following:

(A)	a description of the Good Reason Circumstances;

(B)	a statement that, unless Company cures the Good Reason Circumstances within 30 days of the date the notice is given, your employment with Company will cease on the date which is 45 days after the notice is given (Termination Date); and

(iii)	the company fails within the period of 30 days of receiving the notice to cure the Good Reason Circumstances.

(c)	Your right to give a notice pursuant to clause13.4(b)(ii) will be deemed to have been waived in relation to particular Good Reason Circumstances if:

(i)	you agree to accept the Good Reason Circumstances; or

(ii)	you fail to give a notice under clause 13.4(b)(ii)within 90 days of becoming aware of the Good Reason Circumstances.

(d)	If your employment is terminated by you for Good Reason (as defined in Clause 1.1) or by the Company for a reason other than Cause (as defined in this agreement) or Disability (as defined in this agreement) or Death, the Company shall pay you an amount equal to the total of:

(i)	the Accrued Obligations;

(ii)	a severance payment (Severance Payment) being the sum of the following:

(A)	an amount equivalent to two (2) times your Base Salary;

(B)	an additional amount equal to two (2) times the annual average of the actual Bonus awards paid to you by the Company or by a related Company (including PEC) for the three (3) calendar years preceding the date of the termination; and

Executive Service Agreement | page 11

(C)	an amount equal to two (2) times nine percent (9%) of your Base Salary (to compensate you for superannuation contributions you otherwise might have received); and

(iii)	your Bonus Entitlements.

(e)	These benefits will be paid to you as follows:

(i)	as to the Accrued Benefits – within 5 business days of the Termination Date;

(ii)	as to the Severance Payment, as follows:

(A)	one half of the Severance Payment will be paid in a lump sum on the earlier to occur of your death or the first business day immediately following the date which is 6 months from the Termination Date;

(B)	the balance will be paid in 6 equal monthly payments beginning on the 1st day of the month next following the initial payment;

(iii)	as to your Bonus Entitlements, on the date when such bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the bonus is earned;

(iv)	in relation to all payments, with the deduction of applicable tax.

(f)	Notwithstanding the foregoing, if at the time you breach any provision of clause 18 hereof (whether or not the breached obligation is enforced or enforceable at law), the remaining balances of the Severance Payment and your Prorated Bonus shall be forfeited.

13.5 Voluntary Termination by You and Termination for Cause

(a)	If your employment is terminated:

(i)	by the Company for Cause, as defined in this agreement, in which event no advance written notice is required; or

(ii)	by you for a reason other than Good Reason, Retirement, Disability or Death,

the Company shall pay to you only your Accrued Obligations.

(b)	Your employment may be terminated for Cause on the Termination Date only in the following circumstance:

(i)	Circumstances giving rise to Cause (Cause Circumstances) have arisen and have come to the attention of the Chairman and CEO of PEC;

(ii)	the Company has provided you with written notice of the Cause Circumstances and has advised you, that unless the circumstances are cured within 10 days of the date the notice is given (Termination Date), your employment is terminated for Cause; and

(iii)	you fail, by the Termination Date, to cure the Cause Circumstances.

(c)	For the avoidance of doubt, a termination of employment for a failure to meet performance goals in the absence of Cause is deemed to be a termination without Cause for the purpose of this agreement.

13.6 Termination for Disability

(a)	The term “Disability,” for purposes of this agreement, shall mean your absence from the full-time performance of your duties as a result of your incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months.

Executive Service Agreement | page 12

(b)	In the event of your Disability during your employment, the Company may terminate your employment upon written notice to you (or your personal representative, if applicable) effective upon the date of receipt thereof (Termination Date).

(c)	If your employment is terminated for Disability, the Company shall pay you:

(i)	the Accrued Obligations; and

(ii)	your Bonus Entitlements,

with such Bonus Entitlements to be paid when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which your employment is terminated.

13.7 Benefits payable upon Death

In the event of your death during your employment or at any time thereafter while payments are still owing to you under the terms of this agreement, the Company shall pay to your beneficiary(ies) (to the extent lawfully and effectively designated by you) or your estate (to the extent that no such beneficiary has been lawfully and effectively designated) to the extent they remain unpaid at the date of your Death:

(a)	your Accrued Obligations;

(b)	your Bonus Entitlements;

(c)	any other benefits (including a Severance Payment if you have accrued an entitlement to it) to which you are entitled at the time of your death,

with such Bonus Entitlements to be paid when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which your employment is terminated.

13.8 No Further Notice or Compensation or Damages

You will not be entitled to any further notice, compensation or damages upon termination of employment under this agreement, other than amounts specified in this agreement.

13.9	Your Duty to Provide Materials

Upon the termination of your employment for any reason, you or your estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its Related Bodies Corporate or Associated Entities, that may be in your possession or under your control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.

14.	Expenses Reimbursement

You will be entitled to reimbursement of reasonable costs incurred in regard to work-related expenses, subject to the provision of suitable supporting evidence.

15.	Deduction from Employee’s Payments

The Company, after advising you, may make deductions from your pay or leave entitlement in the event of:

(a)	overpayment by the Company, or

(b)	any unauthorised absence or default, or

Executive Service Agreement | page 13

(c)	you owing any debt to the Company, including any unauthorised expenditure incurred by yourself on behalf of the Company, or

(d)	agreement between the Company and yourself over specific deduction(s).

16. Tax Return Preparation

The Company will cover the expense for the preparation of your annual income tax return during the Term, subject to prevailing Company policy regarding documentation of such expense, provided that reimbursement of such expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, the amount of such expenses eligible for reimbursement in any year shall not affect the amount of such expenses eligible for reimbursement in any other year and no such right to reimbursement shall be subject to liquidation or exchange for another benefit.

17.	Nondisclosure of Confidential Information; Non-Competition; Non-Solicitation

17.1	Definition of Confidential Information

For the purpose of this agreement, Confidential Information means any information of which you become aware or which comes into your possession or control in the course of carrying out your duties under this agreement or in the course of any other activity or role which you undertake as an executive or officer within the Peabody Energy Group which is confidential to the Peabody Energy Group or any member of it, including information which relates to the business affairs of members of the Peabody Energy Group, or their customers, suppliers, joint venture partners or business associates anywhere in the world.

17.2	Requirement of nondisclosure

During the Term and thereafter, you will not, directly or indirectly, use for yourself or use for, or disclose to, any party other than the Company (other than in the ordinary course of your duties for the benefit of the Company or any Related Body Corporate or Associated Entity), any Confidential Information. At the termination of your employment or at any other time the Company may request, you shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) made by, compiled by, delivered to, or otherwise acquired by you which are the property of a member of the Peabody Energy Group or which contain or refer to Confidential Information.

17.3	Consideration for nondisclosure; Non-competition; Non-solicitation

In consideration of your benefits and entitlements under this agreement, you agree that during the Term and (i) for a period of one (1) year thereafter, without the prior written consent of the Chairman and CEO of PEC, you will not, directly or indirectly, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of Peabody Energy Group and (ii) for a period of two (2) years thereafter, without the prior written consent of the Chairman and CEO of PEC, you shall not, on your own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its Related Bodies Corporate at any time during the twelve (12) months immediately preceding such solicitation.

17.4	An entity in competition with the Company

For purposes of this clause, an entity shall be deemed to be in competition with the Peabody Energy Group if it is principally involved in the winning, exploration, purchase, sale or other

Executive Service Agreement | page 14

dealing in any commodity or property or the rendering of any service purchased, sold, dealt in or rendered by the Peabody Energy Group as a part of the business of the Peabody Energy Group within the same geographic area in which the Peabody Energy Group carries out such activity. Notwithstanding this clause, nothing herein shall be construed so as to preclude you from investing in any publicly or privately held company, provided your beneficial ownership of any class of securities of an entity in competition with the Company does not exceed five percent (5%) (or such higher percentage approved in writing by the Chairman and CEO) of the outstanding securities of such class.

17.5	Agreement of Executive

You agree that the covenant not to compete and the covenant not to solicit are reasonable under the circumstances and will not unreasonably interfere with your ability to earn a living or otherwise to meet your financial obligations. You and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. You agree that any breach of the covenants contained in this clause would irreparably injure the Company. Accordingly, you agree that, in the event that a court enjoins you from any activity prohibited by this clause, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this agreement to be made to you.

18.	Dispute Resolution

(a)	If a dispute arises between you and the Company in relation to any aspect of your employment, the following steps must be followed before either party commences legal proceedings in any forum or takes any other step, which might place any information in relation to the dispute in the public domain:

(i)	One party must notify the other party in writing of the nature of the dispute, stating that the processes required by this clause are invoked.

(ii)	You and the Chairman and CEO of PEC or, if you agree, a delegate appointed by the Chairman and CEO must discuss the dispute and attempt in good faith to resolve it. Both parties must co-operate to ensure that this step is completed within 14 days of the initial notification unless there are genuine reasons why this is impossible.

(iii)	If this step does not lead to a resolution of the dispute, you and the Chairman and CEO of PEC, or if, you agree, a delegate appointed by the Chairman and CEO of PEC, must agree to formal, confidential mediation, with an independent mediator to be appointed by mutual agreement or, failing agreement, by the President of the Queensland Law Society at the relevant time. Both parties must co-operate to ensure that this step is completed within 28 days of completion of the previous step unless there are genuine reasons by this is impossible.

(b)	If it is not possible to complete a step required by this clause within the required timeframe because one party does not co-operate reasonably to ensure that it occurs within the required timeframe, the other party may treat compliance with this clause as having been waived.

(c)	The steps set out in this clause are not required to be followed prior to an application by either party for an urgent interlocutory injunction to restrain a threatened breach of any provision on this agreement, however must be followed as far as possible before any further step in the proceedings is taken by either party.

Executive Service Agreement | page 15

19.	Governing Law

The governing law of this agreement is the law of Queensland, Australia.

20.	Notices

All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Vice President and Chief Legal Officer Australia

Peabody Energy Australia Coal Pty Ltd

13/259 Queen Street, Brisbane 4000

Australia

With a copy to:

Chairman and Chief Executive Officer

Peabody Energy Corporation

701 Market Street, Suite 900

St. Louis, Missouri 63101-1826

To you at the most recent address set forth in the Company’s personnel records.

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of sending shall constitute the time at which notice was given.

21.	Severability

If any provision of this agreement is declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

22.	Assignment

Neither this agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this agreement, in writing, to any successor (whether by merger, purchase, spin-off or otherwise) to all or substantially all of the stock, assets or businesses of the Company. This agreement shall be binding upon, inure to the benefit of and be enforceable by your heirs and representatives and the permitted assigns and successors of the Company to the extent it provides for payments to you or the protection or return of Confidential Information as Company property, including Intellectual Property.

Executive Service Agreement | page 16

23.	Amendment

This agreement may be amended only by written agreement of the parties hereto. PEC shall be required to consent in writing to any amendment of this agreement.

24.	Beneficiaries; References

To the extent permitted by law, you shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following your death, and may change such election, in either case by giving the Company written notice thereof. In the event of your death or a judicial determination of your incompetence, reference in this agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

Nothing in this clause requires the Company to give effect to a direction which might cause the Company to breach any law or which might cause the Company to incur an additional liability, including a liability to pay or remit tax.

25.	Effect on Prior Agreements

This agreement and any ancillary documents referred to this agreement contains the entire agreement understanding between the parties hereto with respect to the subject matter hereof.

26.	Withholding

The Company shall be entitled to withhold from payments to or on your behalf any amount of tax withholding required by law.

27.	Survival

The rights and obligations in clauses 11, 12, 13 and 18—28 will survive the termination of your employment or this agreement in any circumstances.

28.	Counterparts

This agreement may be executed in two counterparts, each of which will be deemed an original.

Executive Service Agreement | page 17

Appendix A – Benefits and entitlements

1.	Annual Leave

(a)	You will be entitled to five (5) weeks’ annual leave for each twelve months of continuous service, which will accrue pro rata.

(b)	Annual leave will be paid at your Base Salary. You may apply for and take annual leave at any time, provided the leave is taken at a time convenient and approved by the Company, taking into account Company staffing requirements.

(c)	It is Company Policy that annual leave entitlements should not accrue beyond 10 weeks accumulated entitlement. On termination you will be paid any accrued untaken annual leave entitlements.

(d)	You are entitled to cash out a portion of your accrued annual leave, provided the cashing out would result in your remaining accrual being 4 weeks or more.

2.	Long Service Leave

Employees accrue long service leave at the rate of 8.6667 weeks for each ten years of continuous service.

3.	Personal/Carer’s Leave

(a)	In the event that you are unable to attend for work for reasons of genuine sickness or injury, your salary will be unaffected for a period of up to six months.

(b)	Up to 10 days per year may be taken as Carer’s leave to care for an immediate family member.

(c)	Payment for personal leave or Carer’s leave is conditional upon you informing the Company, wherever practicable prior to the commencement of such absence of the inability to attend work, the nature of the illness and the estimated duration of the absence. You may also be required to co-operate in the gaining of independent medical advice in relation to the nature and expected duration of your medical condition.

4.	Novated Vehicle

The Company will provide a facility, using our nominated lease provider, under which you can novate a motor vehicle of your choice under a lease arrangement. The vehicle will be registered, insured, serviced, repaired and fuelled under lease arrangements during the term of your employment. If you elect to enter into this arrangement your Base Salary may be reduced by an appropriate ‘salary sacrifice’ amount.

5.	Company Issued Equipment

In your role, the Company will provide you with certain Company issued equipment, such as an iPad, mobile phone or laptop. Company issued equipment is for business and prudent personal use only. It will be expected that at all times you will be able to be contacted for Company business.

Executive Service Agreement | page 18

6.	Compassionate Leave

You will be entitled to two days’ paid leave payable at your Base Annualised Salary for each occasion when a member of your immediate family or household:

(a)	contracts or develops a personal illness that poses a serious threat to their life;

(b)	sustains a personal injury that poses a serious threat to their life; or

(c)	dies.

7.	Jury Service Leave

In the event you are required to attend for Jury Service, you shall be paid your Base Salary less the total of your jury service pay for the first 10 days of your absence.

8.	Parental Leave

“Parental Leave” means adoption leave, maternity leave, paternity leave, and is a combination of paid and unpaid leave for a maximum period of up to 52 weeks. Parental Leave is governed by the Fair Work Act 2009 and Company’s Parental Leave policy.

9.	Public Holidays

Public Holidays as provided for in relevant legislation and gazetted for the local government area will be observed.

10.	Employee Benefit Programs, Plans and Practices; Perquisites

The Company shall provide you with employee benefits and perquisites at a level (a) commensurate with your position in the Company and (b) at least as favourable to you as the arrangements the Company provides to its other senior executives that are in effect and open to new participants on the Commencement Date. You will be entitled to the Company’s standard directors and officers insurance and/or an indemnification agreement that covers claims arising out of actions or inactions occurring during the Term.

11.	Medical

Your ongoing employment will be subject to maintaining your health and fitness at a level relevant to your role and work requirements. You may be required to undergo periodic medical examinations to monitor your fitness in addition to any requirements under the legislation.

12.	Life Insurance

The Company will endeavour to provide you with life insurance coverage procured in Australia in the amount of $1,000,000.

Executive Service Agreement | page 19

13.	Working Arrangements

(a)	Your normal work days will be Monday to Friday.

(b)	From time to time circumstances will require you to work outside normal hours to ensure the full requirements of your position are met. Your remuneration package has been developed to account for this and is inclusive of all amounts payable for all hours worked. The Company reserves the right to vary these work arrangements as business requirements dictate.

14.	Safety

The Company will provide equipment and facilities it considers necessary for you to perform your duties. In performing your duties you are required to work in a manner that will not injure or put at risk yourself, fellow employees or any other person on site. You may be required to attend an induction course prior to commencing work on a site. You are required to wear and use accident prevention equipment and protective clothing supplied by the company for the purpose for which it is supplied, at all times whilst on site. Should you be required to drive motor vehicles to execute your duties, you must maintain a current licence appropriate for the class of vehicle.

15.	Consent to Drug and Alcohol Testing

You agree to undergo drug, alcohol and substance abuse testing as required by the Company in accordance with its policies and procedures.

16.	Performance Reviews

You are required to actively participate in regular Performance Reviews (both for yourself and subordinate employees as required) in accordance with the Peabody Energy Group’s usual procedures.

Executive Service Agreement | page 20

Signing page

EXECUTED as an agreement.

Signed for PEABODY ENERGY AUSTRALIA COAL PTY LIMITED by an authorised officer in the presence of	/s/ Michael C. Crews	f
Signature of officer

Michael C. Crews

Name of officer

Director

Office held

Signed by ERIC FORD in the presence of
	/s/ Eric Ford	f
Eric Ford
April 1, 2012

Executive Service Agreement | page 21